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                                                                     EXHIBIT 4.1

                                                   As Amended Effective 4-23-96


                        DALLAS SEMICONDUCTOR CORPORATION

                                      1987
                                STOCK OPTION PLAN


         1. Purpose. The Dallas Semiconductor Corporation 1987 Stock Option Plan (the "Plan") is intended to advance the interests of Dallas Semiconductor Corporation, a Delaware corporation (the "Company"), and its stockholders, by encouraging and enabling selected officers, directors, consultants, agents and employees, upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business, to acquire and retain a proprietary interest in the Company by ownership of its stock. It is intended that options which may qualify for treatment as "incentive stock options" under
Section 422A of the Internal Revenue Code of 1986, as amended, and applicable regulations and rulings promulgated thereunder (collectively the "Code"), as well as options which may not so qualify, may be granted under the Plan.

         2. Definitions.

                  (a) "Annual Grant Date" means October 4, 1996, and October 4 of each year thereafter.

                  (b) "Board" means the Board of Directors of the Company or a Committee of the Board to whom its authority has been delegated.

                  (c) "Common Stock" means the Company's Common Stock, $.02 par value per share.


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                  (d) "Date of Grant" means the date on which an Option is
         granted under the Plan, which will be the date the Board authorizes the Option unless the Board specifies a later date.

                  (e) "Date of Exercise" means the date on which an Option is validly exercised pursuant to the Plan.

                  (f) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (g) "Fair Market Value" of the Company's Common Stock means, as long as the Company's Common Stock is traded on the New York Stock Exchange, the closing price of such stock on the New York Stock Exchange on such date (or if such date is not a trading day, on the last trading day immediately preceding such date) or, if not so traded, on the NASDAQ National Market System or another national exchange upon which the Company's Common Stock is traded or as otherwise determined by the Board, based on any reasonable valuation method.

                  (h) "Option" means an option granted under the Plan.

                  (i) "Optionee" means a person to whom an Option, which has not expired, has been granted under the Plan.

                  (j) "Subsidiary" or "Subsidiaries" means a subsidiary corporation or corporations of the Company as defined in Section 425(f) of the Code.

                  (k) "Successor" means the legal representative of the estate of a deceased optionee or the person or persons who acquire the right to exercise an Option by bequest or inheritance or by reason of the death of an Optionee.


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                  (l) "Incentive Stock Option" means an option that qualifies as an incentive stock option under all of the requirements of the Code.

                  (m) "Incentive Stock Option Agreement" means the agreement between the Company and the Optionee, in such form as may from time to time be adopted by the Board, under which the Optionee may purchase Common Stock pursuant to the terms of an Incentive Stock Option granted under the Plan.

                  (n) "Non-Qualified Stock Option" means an option to purchase Common Stock granted pursuant to the provisions of the Plan that does not qualify as an Incentive Stock Option.

                  (o) "Non-Qualified Stock Option Agreement" means the agreement between the Company and the Optionee, in such form as may from time to time be adopted by the Board, under which the Optionee may purchase Common Stock pursuant to the terms of a Non-Qualified Stock Option granted under the Plan.

                  (p) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, as (and to the extent) such rule, or any successor thereto, may from time to time be in effect and including all interpretations thereunder.

         3. Administration and Interpretation of Plan. The Plan shall be administered by the Board. The Board shall have full and final authority in its discretion, subject to the provisions of the Plan: (i) to determine the individuals to whom, and the time or times at which, Options shall be granted and the number of shares of Common Stock covered by each Option; (ii) to construe and interpret the Plan; and (iii) to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations by the Board shall be final and conclusively binding for all


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purposes and upon all persons. Any Committee authorized to administer the Plan shall consist entirely of disinterested persons in accordance with the provisions of Rule 16b-3.

         4. Common Stock Subject to Options. The maximum number of shares of Common Stock of the Company which may be issued upon the exercise of Options granted under the Plan is 4,860,000 increased on and as of January 1 of each calendar year from and including January 1, 1996, by a number of shares equal to one percent (1%) of the number of shares of Common Stock outstanding on December 31 of the preceding year; subject to adjustment by the Board to reflect, as deemed appropriate by the Board, any stock dividend, stock split, reverse stock split, share combination, reorganization, recapitalization or the like, of or by the Company. The shares of Common Stock to be issued upon the exercise of Options may be authorized but unissued shares, shares issued and reacquired by the Company or shares bought on the open market for the purposes of the Plan. In the event any Option shall, for any reason, terminate or expire or be canceled or surrendered without having been exercised in full, the shares subject to such Option, but not purchased thereunder, shall again be available for Options to be granted under the Plan.

         5. Participants. Options may be granted under the Plan to any person who is an officer or other key employee (including officers and employees who are also directors) or a consultant of the Company or any of its Subsidiaries provided however, that no member of any Committee administering this Plan shall be eligible to be granted an option hereunder except (i) pursuant to the provisions of Section 7 hereof or (ii) under any other circumstances that may be permitted under Rule 16b-3 without adversely affecting any requirement of such rule that this Plan be administered by disinterested persons.


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         6. Terms and Conditions of Options. Any Option granted under the Plan shall be evidenced by either an Incentive Stock Option Agreement or a Non-Qualified Stock Option Agreement executed by the Company and the Optionee. Such agreement shall be subject to the following limitations and conditions:

                  (a) Option Price. The option price per share with respect to each Option shall be determined by the Board but in no instance shall the option price for an Option which is intended to qualify as an Incentive Stock Option be less than 100% of the Fair Market Value of a share of the Common Stock on the Date of Grant.

                  (b) Payment of Option Price. Full payment for shares purchased upon exercising an Option shall be made in cash or by check, or by delivery of previously owned shares of Common Stock, or partly in cash or by check and partly in such stock. The value of shares of Common Stock delivered in connection with the payment of the option price shall be the Fair Market Value of such shares on the Date of Exercise of the Option.

                  (c) Term of Option. The expiration date of each Incentive Stock Option shall not be more than ten (10) years from the Date of Grant. The expiration date of each Non-Qualified Stock Option shall not be more than eleven (11) years from the Date of Grant.

                  (d) Vesting of Stockholder Rights. Neither an Optionee nor his Successor shall have any of the rights of a stockholder of the Company until the certificate or certificates evidencing the shares purchased pursuant to the exercise of an Option are properly delivered to such Optionee or his Successor.



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                  (e) Exercise of an Option. Each Option shall be exercisable at any time, and from time to time, and in no particular order if the Optionee holds more than one Option, throughout a period commencing on or after the Date of Grant, as specified by the Board, and ending upon the earliest of the expiration, cancellation, surrender or termination of the Option; provided however, that no Option shall be exercisable in whole or in part prior to the date of stockholder approval of the Plan. Furthermore, the exercise of each Option shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any share otherwise deliverable upon such exercise upon any securities exchange or under any state or federal law, or that the report to, or consent or approval of, any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, report, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

                  (f) Stock Appreciation Rights. Any Option may include a Stock Appreciation Right, either at the Date of Grant or later by amendment approved by the Board, and provision therefor shall be included in the stock option agreement at such time consistent with the terms hereof. Such Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Board shall impose, including the following:


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                           (i) It shall be exercisable only when and to the
                  extent the Option is exercisable and only at such time as the value of the Company's Common Stock is equal to or greater than the option price specified in such Option.

                           (ii) It shall entitle the Optionee to surrender
                  unexercised the Option in which the Stock Appreciation Right is included (or any portion of such Option) to the Company and to receive from the Company in exchange therefor that number of shares of Common Stock having an aggregate value equal to the excess of the Fair Market Value of one share, on the day immediately preceding the date on which the Stock Appreciation Right is exercised, over the purchase price per share specified in such option, times the number of shares called for by the Option, or portion thereof, which is so surrendered. The Company, in its discretion, shall be entitled to elect to settle its obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash equal to the aggregate value of the shares it would otherwise be obligated to deliver. The Company may also elect to settle such obligation partly in cash and partly in Common Stock. In lieu thereof, the Company shall have the right, in its discretion, to the extent it shall deem advisable to consent to or disapprove the election of the Optionee to receive cash in full or partial settlement of a Stock Appreciation Right.

                           (iii) No fractional shares shall be delivered
                  pursuant to exercise of a Stock Appreciation Right but in lieu thereof a cash adjustment shall be made.

                           (iv) Notwithstanding the other provisions hereof, to
                  the extent that a Stock Appreciation Right included in an Option is exercised, such Option shall


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                  be deemed to have been exercised to the extent of the number of shares of Common Stock called for by the Option or portion thereof which is surrendered on exercise of the Stock Appreciation Right, so that such shares shall no longer be reserved for issuance upon the exercise of Options to be granted under the Plan.

                           (v) The Board shall have the right, without the
                  consent or approval of the Optionee, at any time after the grant of a Stock Appreciation Right to limit the time within or extent to which such Stock Appreciation Right may be exercisable, to limit the maximum amount of appreciation that may be recognized in connection with the exercise thereof or to in any other manner it, in its discretion, shall deem advisable amend or terminate such Stock Appreciation Right.

                           (vi) A Stock Appreciation Right granted pursuant to
                  the Plan shall not be exercisable unless and until the Optionee shall have completed one (1) continuous year of full time employment with the Company subsequent to the time of grant of such Stock Appreciation Right. For the purposes hereof, full time employment shall be such as may be established by the Board.

                           (vii) The Company shall have the right at any time to
                  amend this provision of the Plan dealing with Stock Appreciation Rights, and the provisions of any stock option agreement pursuant to the Plan dealing with a Stock Appreciation Right, to the extent that it, in its discretion, shall deem to be necessary in order to comply with the provisions of Rule 16b-3.


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                  (g) Non-ISO Tax Offset Bonus. The Board may grant a Tax Offset
         Bonus to such Optionees and on such bases as the Board shall determine, including, but not limited to, a Tax Offset Bonus which becomes exercisable only upon an Optionee's being subject to the restrictions of Section 16 of the Exchange Act, and a provision relating thereto shall be included in the stock option agreement at the time the right is granted. A Tax Offset Bonus may be granted only with respect to a Non-Qualified Stock Option under the Plan, and may be granted concurrently with or after the grant of the Non-Qualified Stock Option. A Tax Offset Bonus shall entitle an Optionee to receive from the Company or a Subsidiary an amount in cash no greater than the then existing maximum statutory Federal income tax rate (including any surtax or similar charge or assessment) for individuals multiplied by the amount of ordinary income, if any, realized by the Optionee for Federal income tax purposes as a result of the exercise of the Non-Qualified Stock Option. The Board may cancel or place a limit on the term of, or the amount payable for, any Tax Offset Bonus at any time. The Board shall determine all other terms and provisions of any Tax Offset Bonus grant. The Company shall not be required to fund such Tax Offset Bonus prior to the due date for such taxes, and the proceeds of such Tax Offset Bonus shall be advanced to the Optionee in the form of a check payable to the Internal Revenue Service for the account of the Optionee or such other method as the Board may determine. The Board shall have the right to require an Optionee to present reasonable proof of the amount of such taxes as a condition precedent to the making of such payment. The Company shall be under no obligation of any nature to grant any Tax Offset Bonus to any Optionee at any time.


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                  (h) Company Loans. The Company may make stock purchase loans in connection with Option exercises upon the following terms and conditions:

                           (i) Upon the exercise by an Optionee of his Option,
                  or any part thereof, and the Optionee's request for a loan pursuant hereto, the Company, upon approval by the Board, may loan said Optionee, for the sole purpose of purchasing Common Stock from the Company pursuant to the exercise of such Option, an amount equal to the excess of the exercise price of the Option over the aggregate par value of the Common Stock which the Optionee has elected to purchase pursuant to such exercise; provided, however, that the Optionee shall execute concurrently a promissory note in form satisfactory to the Board for such amount payable to the order of the Company;

                           (ii) The Company shall have no obligation to make any
                  loan to any Optionee at any time;

                           (iii) The promissory note referenced hereinbefore
                  shall provide for interest to be payable upon the outstanding principal balance thereof at such rate and times as the Board may determine. Such note shall also provide that the Board may require the Optionee to secure the payment thereof at any time with collateral deemed adequate by the Board in its sole discretion. Such note shall mature, and all outstanding principal and interest shall become immediately due and payable in installments or in lump sum at such time or times as the Board shall provide. The note will provide for prepayment of principal and accrued interest in whole or in part from time to time without premium or penalty and may be extended or modified, from time to time, at the


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                  Board's discretion. The note shall provide for acceleration of maturity by the Company upon the happening of any events determined appropriate by the Board, including without limitation, any of the following events:

                                    (1) failure of the Optionee to pay or
                           perform any term or provision thereof; or

                                    (2) termination of the Optionee's employment
                           with the Company or a Subsidiary for any reason, except retirement, disability or death; or

                                    (3) if the Optionee shall execute an
                           assignment for the benefit of creditors, or admit in writing his ability to pay his debts generally as they become due, or voluntarily seek the benefit of, or have a petition filed against him seeking the benefit of, a judgment, order or decree filed against him pursuant to any bankruptcy, insolvency, reorganization, or similar debtor relief law affecting the rights of creditors generally; or

                                    (4) failure of the Optionee to have
                           discharged within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding against any of the assets of the Optionee; or

                                    (5) failure of the Optionee to pay any money
                           judgment against him at least thirty (30) days prior to the date on which any of his assets may be lawfully sold to satisfy such judgment; or



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                                    (6) failure or refusal of the Optionee to
                           comply with any of the terms and conditions of his stock option agreement or any other oral or written agreement with the Company; or

                                    (7) failure or refusal of the Optionee to
                           provide adequate security for payment of the promissory note immediately upon request for collateral by the Board; or

                                    (8) the divorce of the Optionee, unless
                           arrangements satisfactory to the Board are agreed to prior to the entry of the divorce decree.

                  (i) Nontransferability of Option. No Option shall be transferable or assignable by an Optionee, voluntarily, or by operation of law, other than by will or the laws of descent and distribution. Each Option shall be exercisable, during the Optionee's lifetime, only by him. Notwithstanding the first two sentences of this Paragraph 6(i), if and when the Securities and Exchange Commission amends Rule 16b-3 of the Exchange Act of 1934, as amended, to remove the restriction on transferability of options, Options granted under the Plan may be freely assignable by the Optionee if so authorized by the Compensation Committee of the Board of Directors of the Company. No Option or the shares covered thereby shall be pledged or hypothecated in any way and no Option or the shares covered thereby shall be subject to execution, attachment, or similar process except with the prior express written consent of the Board.

                  (j) Termination of Employment. Upon termination of an Optionee's employment with the Company or with any of its Subsidiaries for any reason other than


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         retirement, permanent disability or death, any and all outstanding
         Option(s) of such Optionee shall immediately thereupon be null and void. Upon termination of an Optionee's employment with the Company or with any of its Subsidiaries by reason of his retirement, or permanent disability, but excluding his death, his option privileges shall be limited to the shares which were immediately purchasable by him at the date of its expiration or three (3) months after the date of such termination, whichever occurs first. Neither the adoption of this Plan nor the grant of an Option to an eligible person shall alter in any way the Company's or the relevant Subsidiary's rights to terminate such person's employment or directorship at any time with or without cause nor does it confer upon such person any rights or privileges to continued employment, or any other rights and privileges, except as specifically provided in the Plan.

                  (k) Death of Optionee. If an Optionee dies while in the employ of the Company or any Subsidiary, his option privileges shall be limited to the shares which were immediately purchasable by him at the date of death and such option privileges shall expire unless exercised by his Successor prior to the date of its expiration or one (1) year from the date of the Optionee's death, whichever occurs first.

                  (l) Ten Percent Stockholder. Notwithstanding anything herein to the contrary, an Option which is intended to qualify as an Incentive Stock Option shall be granted hereunder to any Optionee who, immediately before such Option is granted, beneficially owns, directly or indirectly, more than 10% of the total voting power of all classes of stock of the Company only if both of the following conditions are met:

                           (i) The option price per share shall be no less than
                  110% of the Fair Market Value of a share of Common Stock on the Date of Grant; and


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                           (ii) The expiration date of the Option shall be not
                  more than five (5) years from the Date of Grant.

                  (m) Other Terms. Each Incentive Stock Option Agreement or Non-Qualified Stock Option Agreement, as the case may be, may contain such other provisions (not inconsistent herewith) as the Board in its discretion may determine, including, without limitation:

                           (i) in the event that an Option shall be immediately
                  exercisable, any provision which shall provide that the shares acquired pursuant thereto shall not be deemed to have been issued pursuant to a fully vested stock option and thereby subject to repurchase rights (if any) contained in the shareholder's agreement with the Optionee, entered into pursuant to Paragraph 10 hereof;

                           (ii) any provision which shall condition the exercise
                  of all or part of an Option upon such matters as the Board may deem appropriate (if any) such as the passage of time, or the attainment of certain performance goals, appropriate to reflect the contribution of the Optionee to the performance of the Company;

                           (iii) any provision which would give the Board the
                  discretionary authority to accelerate the exercisability of an Option in spite of any provision contained in an Option pursuant to clause (ii) above, under such circumstances as the Board may deem appropriate; and

                           (iv) the manner in which an Option is to be
                  exercised.

         7. Allotment of Shares. The grant of an Option shall not be deemed either to entitle the Optionee to, or disqualify the Optionee from, participation in any other grant of options



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under this Plan or any other stock option plan of the Company. The number of shares allotted to each Optionee shall be determined as follows:

                  (a) Optionees Other than Non-Employee Directors. The Board shall, in its discretion, determine the number of shares of Common Stock to be offered from time to time by grant of Options to officers, key employees and consultants of the Company or its Subsidiaries; provided that the aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which Options which are intended to qualify as Incentive Stock Options are exercisable for the first time by such Optionee during any calendar year (under all such plans of the Optionee's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

                  (b) Non-Employee Directors. Subject to the limitations imposed pursuant to Section 4 of this Plan as to the aggregate number of shares that may be issued hereunder, each non-employee director of the Company except C. Richard Kramlich and any other non-employee director elected after March 2, 1990 who is required to remit his remuneration as a director of the Company (including stock options) to a venture capital fund or other similar entity with which he is affiliated, effective as of the Annual Grant Date of each year, commencing with March 2, 1990, shall be granted an Option to purchase 10,000 shares of Common Stock subject to adjustment by the Board to reflect, as deemed appropriate by the Board, any stock dividend, stock split, reverse stock split, share combination, reorganization or the like, of or by the Company at a price equal to 100% of the Fair Market Value of the Common Stock on the date


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         of grant, for a term of ten (10) years. The eligibility of each non-employee director to receive a grant under this provision shall be determined as of each Annual Grant Date.

         8. Adjustments. The number of shares of Common Stock covered by each outstanding Option granted under the Plan and the option price shall be adjusted to reflect, as deemed appropriate by the Board in its discretion, any stock dividend, stock split, reverse stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like of or by the Company. Decisions by the Board as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive on all Optionees.

         9. Designation of Incentive Stock Options. The Board shall cause each Option granted hereunder to be clearly designated in the agreement evidencing such Option, at the time of grant, as to whether or not it is intended to qualify as an Incentive Stock Option.

         10. Execution of Shareholder's Agreement. Options may only be exercised hereunder by employees who have executed a Shareholder's Agreement in such form as the Board may adopt from time to time.

         11. Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or an Optionee may change, at any time and from time to time, by written notice to the other, the address which it or he had


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theretofore specified for receiving notices. Until changed in accordance herewith, the Company and each Optionee shall specify as its and his address for receiving notices the address set forth in the option agreement pertaining to the shares to which such notice relates.

         12. Amendment or Discontinuance. The Plan and any Option outstanding hereunder may be amended or discontinued by the Board without the approval of the stockholders of the Company, except that the Board may not, except as expressly provided in the Plan, increase the aggregate number of shares which may be issued under Options granted pursuant to the Plan, materially amend the eligibility requirements of the Plan or materially increase the benefits which may accrue to participants under the Plan, without such approval (if any) as may be required pursuant to the provisions of Rule 16b-3, or applicable law or the requirements of any national stock exchange upon which the Company's Common Stock is traded.

         13. Effect of the Plan. Neither the adoption of this Plan nor any action of the Board shall be deemed to give any officer or employee any right to be granted an option to purchase Common Stock of the Company or any of its Subsidiaries, or any other rights except as may be evidenced by a stock option agreement, or any amendment thereto, duly authorized by the Board and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein.

         14. Grant of Incentive Stock Options. No Incentive Stock Options shall be granted pursuant to this Plan after the expiration of ten years from the date of the earlier of: (i) the date the Plan is adopted, or (ii) the date the Plan is approved by the stockholders of the Company.